Exhibit 11.	Pennsylvania Commerce Bancorp, Inc.
Computation of Net Income Per Share

For the Quarter Ending September 30, 2007
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$ 1,851,000
Preferred stock dividends	(20,000)
Income available to common stockholders	1,831,000	6,258,593	$ 0.29
Effect of Dilutive Securities:
Stock options		210,061
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$ 1,831,000	6,468,654	$ 0.28
For the Quarter Ending September 30, 2006
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$ 1,645,000
Preferred stock dividends	(20,000)
Income available to common stockholders	1,625,000	6,115,986	$ 0.27
Effect of Dilutive Securities:
Stock options		257,409
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$ 1,625,000	6,373,395	$ 0.26
For the Nine Months Ending September 30, 2007
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$ 4,534,000
Preferred stock dividends	(60,000)
Income available to common stockholders	4,474,000	6,216,547	$ 0.72
Effect of Dilutive Securities:
Stock options		226,199
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$ 4,474,000	6,442,746	$ 0.69
For the Nine Months Ending September 30, 2006
	Income	Shares	Per Share Amount
Basic Earnings Per Share:
Net income	$ 5,732,000
Preferred stock dividends	(60,000)
Income available to common stockholders	5,672,000	6,086,302	$ 0.93
Effect of Dilutive Securities:
Stock options		294,283
Diluted Earnings Per Share:
Income available to common stockholders plus assumed conversions	$ 5,672,000	6,380,585	$ 0.89